                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                         CENTILLIUM COMMUNICATIONS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   152319 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]      Rule 13d-1(b)
        [ ]      Rule 13d-1(c)
        [X]      Rule 13d-1(d)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 2 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Seed Ventures II, Ltd. ("Seed II")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Singapore
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   675,000 shares(1)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   675,000 shares(1)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      675,000 shares(1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.1*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

(1) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 3 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Asian Venture Capital Investment Corp. ("AVCIC")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Taiwan
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   212,727 shares(2)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   212,727 shares(2)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      212,727 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

(2) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 4 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TWG Investment LDC ("TWG")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   196,363 shares(3)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   196,363 shares(3)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      196,363 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

(3) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 5 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Pacven Walden Ventures III, L.P. ("Pacven III")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   1,115,910 shares(4)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   1,115,910 shares(4)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,115,910 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.4*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

(4) The directors of the general partner of the general partner of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 6 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      OCBC, Wearnes & Walden Investment (S) Pte. Ltd. ("OCBC")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Singapore
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   40,000 shares(5)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   40,000 shares(5)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      40,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

(5) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 7 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      O, W & W Investments Ltd. ("OW&W")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Singapore
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   135,000 shares(6)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   135,000 shares(6)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

(6) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 8 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Lip-Bu Tan ("Tan")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   2,376,000 shares(7)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   2,376,000 shares(7)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,376,000 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.2*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

(7) Of these shares, 675,000 are owned directly by Seed II, 212,727 are owned directly by AVCIC, 196,363 are owned directly by TWG, 1,115,910 are owned directly by Pacven III, 40,000 are owned directly by OCBC and 135,000 are owned directly by OW&W. Tan is a director of each of Seed II, AVCIC, TWG, OCBC and OW&W and of each of the fund managers of such entities, and he is a director of a general partner of a general partner of Pacven III. As a result of these relationships with these funds, Tan may be deemed to share the power to vote and dispose of the aggregate 2,375,000 shares held by these funds. In addition, the Lip-Bu Tan and Ysa Loo Trust, of which Tan is a trustee, owns of record 1,000 of these shares. As a trustee, Tan may be deemed to share voting and dispositive power with respect to such shares.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                    PAGE 9 OF 19 PAGES
------------------------                                ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      C.C. Tang ("Tang")
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
2                                                                         (b)[X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Singapore
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
          NUMBER                   --
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6     SHARED VOTING POWER
           OWNED                   1,965,910 shares(8)
            BY
           EACH              ---------------------------------------------------
         REPORTING           7     SOLE DISPOSITIVE POWER
          PERSON                   --
           WITH
                             ---------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   1,965,910 shares(8)

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,965,910 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

(8) Of these shares, 675,000 are owned directly by Seed II, 40,000 are owned directly by OCBC, 135,000 are owned directly by OW&W and 1,115,910 are owned directly by Pacven III. Tang is a director of each of Seed II, OCBC and OW&W and of each of the fund managers of such entities, and he is a director of a general partner of a general partner of Pacven III. As a result of these relationships with these funds, Tang may be deemed to share the power to vote and dispose of the aggregate 1,965,910 shares held by these funds.

* Based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 10 OF 19 PAGES
------------------------                                ------------------------


ITEM 1.

        (a) Name of Issuer: Centillium Communications Inc.

        (b) Address of Issuer's Principal Executive Offices: 47211 Lakeview Boulevard, Fremont, California 94538

ITEM 2.

        (a) Name of Person Filing:

                This Statement is filed by Seed Ventures II, Ltd. ("Seed II"), Asian Venture Capital Investment Corp. ("AVCIC"), TWG Investment LDC ("TWG"), Pacven Walden Ventures III, L.P. ("Pacven III"), OCBC, Wearnes & Walden Investment (S) Pte. Ltd. ("OCBC"), O, W & W Investments Ltd. ("OW&W"), Lip-Bu Tan ("Tan") and C.C. Tang ("Tang").

        (b) Address of Principal Business Office:
            The address for Seed II and Tang is:
                396 Alexandria Road,
                #16-03, BP Tower
                Singapore  119954

            The address for AVCIC is:
                 18F-2 Ruentex Bank Tower
                 No. 76 Tun Hua South Road, Sec. 2
                 Taipei, Taiwan

            The address for TWG is:
                 Suites 1203-1211
                 12/F Two Pacific Place
                 88 Queensway
                 Admiralty, Hong Kong

            The address for Pacven III and Tan is:
                 750 Battery Street, 7th Floor
                 San Francisco, CA  94111

            The address for OCBC and OW&W is:
                 65 Chulia Street, #39-01
                 OCBC Centre,
                 Singapore  049513

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 11 OF 19 PAGES
------------------------                                ------------------------

        (c) Citizenship:
            Seed II, OCBC and OW&W are each corporations organized under the laws of Singapore. AVCIC is a corporation organized under the laws of Taiwan. TWG is a corporation organized under the laws of the Cayman Islands. Pacven III is a partnership organized under the laws of the State of Delaware. Tan is a citizen of the United States. Tang is a citizen of Singapore.


        (d) Title of Class of Securities:
            Common Stock

        (e) CUSIP Number:
            152319  10  9

ITEM 3. Not Applicable.

ITEM 4. OWNERSHIP.
        The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2000. The percentage amounts are based on 32,870,530 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

        SEED II:

        (a) Amount beneficially owned: Seed owns of record 675,000 shares of Common Stock.

        (b)     Percent of class: 2.1

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 675,000

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        675,000

        AVCIC:

        (a) Amount beneficially owned: AVCIC owns of record 212,727 shares of Common Stock.

        (b)     Percent of class: 0.6

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 212,727

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        212,727

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 12 OF 19 PAGES
------------------------                                ------------------------

        TWG:

        (a) Amount beneficially owned: TWG owns of record 196,363 shares of Common Stock.

        (b)     Percent of class: 0.6

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 196,363

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        196,363

        PACVEN III:

        (a) Amount beneficially owned: Pacven III owns of record 1,115,910 shares of Common Stock.

        (b)     Percent of class: 3.4

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 1,115,910

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        1,115,910

        OCBC:

        (a) Amount beneficially owned: OCBC owns of record 40,000 shares of Common Stock.

        (b)     Percent of class: 0.1

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 40,000

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        40,000

        OW&W:

        (a) Amount beneficially owned: OW&W owns of record 135,000 shares of Common Stock.

        (b)     Percent of class: 0.4

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 135,000

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        135,000

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 13 OF 19 PAGES
------------------------                                ------------------------

        TAN:

        (a) Amount beneficially owned: Tan is a director of each of Seed II, AVCIC, OCBC and OW&W and of each of the entities that manage these funds. Tan is a director of the fund manager of TWG and is a director of a general partner of a general partner of Pacven
                III. As a result of these relationships with these entities, Tan may be deemed to share the power to vote and dispose of the aggregate 2,174,000 shares held directly by Seed II, AVCIC, OCBC, OW&W, TWG and Pacven III. In addition, the Lip-Bu Tan & Ysa Loo Trust, of which Lip-Bu Tan is a trustee, owns of record 1,000 shares. As a trustee, Tan may be deemed to share voting and dispositive power with respect to such shares.

        (b)     Percent of class: 6.6

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 2,175,000

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        2,175,000

        TANG:

        (a) Amount beneficially owned: Tang is a director of each of Seed II, OCBC and OW&W and of each of the entities that manage these funds. Tang is a director of a general partner of a general partner of Pacven III. As a result, Tang may be deemed to share the power to vote and dispose of the aggregate 1,965,910 shares held directly by Seed II, Pacven III, OCBC and OW&W.

        (b)     Percent of class: 6.0

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: --

                (ii)    Shares power to vote or to direct the vote: 1,965,910

                (iii)   Sole power to dispose or to direct the disposition of:
                        --

                (iv)    Shared power to dispose or to direct the disposition:
                        1,965,910

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Under certain circumstances set forth in the organizational documents of Seed II, AVCIC, TWG, OCBC and OW&W and the limited partnership agreement of Pacven III, the shareholders and partners, respectively, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a shareholder or partner, respectively.

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 14 OF 19 PAGES
------------------------                                ------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATIONS.

        Not applicable

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 15 OF 19 PAGES
------------------------                                ------------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of each of the undersigned's respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       SEED VENTURES II, LTD.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------


                                       ASIAN VENTURE CAPITAL INVESTMENT CORP.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------


                                       TWG INVESTMENT LDC

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------


                                       PACVEN WALDEN VENTURES III, L.P.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director, Pacven Walden Management
                                              Co. Ltd., as general partner of
                                              Pacven Walden Management L.P., as
                                              general partner of Pacven Walden
                                              Ventures III, L.P.
                                              ----------------------------------


                                       OCBC, WEARNES & WALDEN INVESTMENT (S)
                                       PTE. LTD.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 16 OF 19 PAGES
------------------------                                ------------------------


                                       O, W & W INVESTMENTS LTD.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------


                                       LIP-BU TAN

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------


                                       C.C. TANG

Dated: February 14, 2001               By: /s/ C.C. Tang
                                           -------------------------------------

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 17 OF 19 PAGES
------------------------                                ------------------------



                                  EXHIBIT INDEX


Exhibit

Exhibit A:      Agreement of Joint Filing

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 18 OF 19 PAGES
------------------------                                ------------------------



                                    EXHIBIT A

                            Agreement of Joint Filing



        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Centillium Communications Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.




                                       SEED VENTURES II, LTD.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------


                                       ASIAN VENTURE CAPITAL INVESTMENT CORP.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: President
                                              ----------------------------------


                                       TWG INVESTMENT LDC

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------


                                       PACVEN WALDEN VENTURES III, L.P.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director, Pacven Walden Management
                                              Co. Ltd., as general partner of
                                              Pacven Walden Management L.P., as
                                              general partner of Pacven Walden
                                              Ventures III, L.P.
                                              ----------------------------------

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP NO. 152319  10  9                                   PAGE 19 OF 19 PAGES
------------------------                                ------------------------


                                       OCBC, WEARNES & WALDEN INVESTMENT (S)
                                       PTE. LTD.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------


                                       O, W & W INVESTMENTS LTD.

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------
                                       Name: Lip-Bu Tan
                                             -----------------------------------
                                       Title: Director
                                              ----------------------------------


                                       LIP-BU TAN

Dated: February 14, 2001               By: /s/ Lip-Bu Tan
                                           -------------------------------------


                                       C.C. TANG

Dated: February 14, 2001               By: /s/ C.C. Tang
                                           -------------------------------------